                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  ADVOCAT INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  ADVOCAT INC.

                       277 MALLORY STATION ROAD, SUITE 130
                            FRANKLIN, TENNESSEE 37067

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1999

         Notice is hereby given that the Annual Meeting of Stockholders of Advocat Inc. (the "Company") will be held at 1800 First American Center, Nashville, Tennessee on May 14, 1999, at 9:00 a.m. Central Daylight Time, for the following purposes:

     1. To elect two Class 2 directors to hold office for a three (3) year term and until their successors are duly elected and qualified; and,

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on March 22, 1999 will be entitled to vote at the meeting.

         The Company's Board of Directors urges all stockholders of record to exercise their right to vote at the meeting personally or by proxy. Accordingly, we are sending you the accompanying Proxy Statement and the enclosed proxy card.

         Your attention is directed to the Proxy Statement accompanying this notice for a statement regarding matters to be acted upon at the meeting.

                                         By Order of the Board of Directors,



                                         Mary Margaret Hamlett
                                         Secretary

Franklin, Tennessee
April 15, 1999

         YOUR REPRESENTATION AT THE ANNUAL MEETING OF STOCKHOLDERS IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY STATEMENT.

                                  ADVOCAT INC.

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advocat Inc., a Delaware corporation, with its principal offices at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067 (together with its subsidiaries, "Advocat" or the "Company"), to be used at the Annual Meeting of Stockholders to be held on May 14, 1999, at 9:00 a.m. Central Daylight Time and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Proxy Statement and form of proxy are being mailed to stockholders on or about April 12, 1998.

         A stockholder who executes a proxy has the right to revoke the proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing a proxy bearing a later date, or by attending the Annual Meeting of Stockholders and voting in person. Proxies will be voted in accordance with instructions noted on the proxies. Unless otherwise specifically instructed in the proxies, it is the intention of the persons named in the proxy to vote all proxies received by them FOR THE ELECTION OF THE NOMINEES NAMED HEREIN WHO ARE STANDING FOR ELECTION AS CLASS 2 DIRECTORS. Management does not know of any other matters that will be presented for action at the Annual Meeting of Stockholders. If any other matter does come before the meeting, however, the persons appointed in the proxy will vote in accordance with their best judgment on such matter.

         The cost of this proxy solicitation will be borne by the Company. It is contemplated that proxies will be solicited solely by mail. Banks, brokers and other custodians will be requested to forward proxy soliciting materials to their customers where appropriate, and the Company will reimburse such banks, brokers, and custodians for their reasonable out-of-pocket expenses in sending the proxy materials to beneficial owners of the Company's shares.

                       SUMMARY OF MATTERS TO BE CONSIDERED

         At the Annual Meeting of Stockholders, the stockholders of the Company will be asked to vote on the election of two nominees to serve as Class 2 directors for a three-year term and until their successors are duly elected and qualified (see "Proposal 1: Election of Directors").

                                     VOTING

         Stockholders of record as of March 22, 1999 will be entitled to vote at the annual meeting. At the close of business on that day, there were outstanding 5,398,710 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote, which may be given in person or by proxy authorized in writing. The Company has no other classes of voting stock issued. The Company has the authority to issue shares of preferred stock in one or more series, although no series of preferred stock has been designated or issued.

         To vote by proxy, a stockholder should complete, sign, date and return the enclosed proxy to the Secretary of the Company. The Board of Directors urges you to complete the proxy card whether or not you plan to attend the meeting. If you attend the meeting in person, you may, if you wish, vote in person on all matters brought before the meeting even if you have previously delivered your proxy. Any stockholder who has given a proxy may revoke it any time prior to its exercise by filing an instrument revoking it with the Secretary of the Company, by duly executing a proxy bearing a later date, or by attending the meeting and voting in person. The mere presence at the meeting of a stockholder who has appointed a proxy will not revoke the appointment.

         The director nominees will be elected by a plurality of the votes cast by the holders of the Common Stock present or represented and entitled to vote at the annual meeting. All other matters submitted to the stockholders will be approved by the affirmative vote of a majority of the votes cast by the holders of the Common Stock present or represented and entitled to vote at the Annual Meeting of Stockholders. Abstentions and broker non-votes will not be counted as affirmative votes, but will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes have no legal effect on the election of directors. On matters requiring majority vote for approval, abstentions, and broker non-votes have the effect of negative votes.

                          STOCK OWNERSHIP OF DIRECTORS,
                    EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

         The table below sets forth, as of March 22, 1999, the number and percentage of outstanding shares of the Company's Common Stock owned by all persons known to the Company to be holders of 5% or more of such securities, by all directors, by each of the executive officers named in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group. Unless otherwise indicated, all holdings are of record and beneficial.

                                                                      NUMBER OF
                                                                        SHARES         PERCENTAGE
                                                                     BENEFICIALLY    SHARES OF TOTAL
NAME                                                                   OWNED(1)       OUTSTANDING(2)
----                                                                   --------       --------------

The Goldman Sachs Group, L.P. (3) .............................         824,800           15.3%
         85 Broad Street
         New York, NY 10004

Heartland Advisors, Inc. (4) ..................................         804,600           14.9%
     790 North Milwaukee Street
     Milwaukee, WI 53202

Merrill Lynch & Co., Inc. (5) .................................         360,000            6.7%
     World Financial Center, North Tower
     250 Vesey Street
     New York, NY 10381

Neuberger Berman, LLC (6) .....................................         337,746            6.3%
     605 Third Avenue
     New York, NY 10158-3698

Dimensional Fund Advisors Inc.(7) .............................         311,700            5.8%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401

Charles W. Birkett, M.D. (8) ..................................         234,337            4.2%

Paul Richardson (9) ...........................................         184,684            3.3%

Mary Margaret Hamlett (10) ....................................         131,140            2.4%

Edward G. Nelson (11) .........................................          22,000             *

William C. O'Neil, Jr. (11) ...................................          19,000             *

J. Bransford Wallace (12) .....................................          16,000             *

All directors and executive officers as a group (6 persons)(13)         607,161           10.3%

----------
     * less than 1%

(1) Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.
(2) The percentages shown are based on 5,398,710 shares of Common Stock outstanding plus, as to each individual and group listed, the number of shares of Common Stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options held by such holder that are exercisable within 60 days of the date hereof.
(3) Information provided pursuant to a Schedule 13G/A filed by Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. on February 12, 1999, which schedule indicates beneficial ownership of 824,800 shares of Common Stock. The schedule further indicates shared voting power on 661,500 shares and shared dispositive power on all such shares.
(4) Information provided pursuant to a Schedule 13G/A filed by Heartland Advisors, Inc. on January 19, 1999, which schedule indicates beneficial ownership of 804,600 shares of Common Stock. The schedule further indicates sole voting power on 274,100 shares and sole dispositive power on all such shares.
(5) Information provided pursuant to a Schedule 13G/A filed by Merrill Lynch & Co., Inc. on behalf of it and various of its subsidiaries on February 4, 1999, which schedule indicates beneficial ownership of 360,000 shares of Common Stock over all of which Merrill Lynch & Co., Inc. has shared voting and dispositive powers. Merrill Lynch & Co., Inc. and its various subsidiaries disclaim beneficial ownership.
(6) Information provided pursuant to a Schedule 13G/A filed by Neuberger Berman, LLC on February 8, 1999, which schedule indicates beneficial ownership of 336,746 shares of Common Stock. The schedule further indicates sole voting power on 225,721 shares and shared dispositive powers on all such shares. Share amounts exclude 32,600 shares owned by principals of Neuberger Berman, LLC and over which Neuberger Berman, LLC disclaims beneficial ownership.
(7) Information provided pursuant to a Schedule 13G filed by Dimensional Fund Advisors Inc. on February 11, 1999, which schedule indicates beneficial ownership of 311,700 shares of Common Stock. The schedule further indicates sole voting and dispositive power on all such shares.
(8) Includes 85,000, 50,000, and 33,333 shares purchasable upon exercise of options at exercise prices of $9.50, $9.75, and $10.0625 per share, respectively, issued under the Key Personnel Plan and 15,000, 1,000, 1,000, 1,000, 667, and 333 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125, $8.3125, and $5.5625 per share, respectively, issued under the 1994 Nonqualified Stock Option Plan for Directors (the "Director Plan").
(9) Includes 85,000, 30,000, and 16,667 shares purchasable upon exercise of options at exercise prices of $9.50, $9.75, and $10.0625 per share, respectively, issued under the Key Personnel Plan and 15,000, 1,000, 1,000, 1,000, 667, and 333 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125, $8.3125, and $5.5625 per share, respectively, issued under the Director Plan.
(10) Includes 65,000, 20,000, and 16,667 shares purchasable upon exercise of options at exercise prices of $9.50, $9.75, and $10.0625 per share, respectively, issued under the Key Personnel Plan and 15,000, 1,000, 1,000, 1,000, 667, and 333 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125, $8.3125, and $5.5625 per share, respectively, issued under the Director Plan.
(11) Includes 15,000, 1,000, 1,000, 1,000, 667, and 333 shares purchasable upon exercise of options at exercise prices of $9.50, $13.125, $11.125, $7.125, $8.3125, and $5.5625 per share, respectively, issued under the Director Plan.
(12) Includes 15,000, 667, and 333 shares purchasable upon exercise of options at an exercise price of $9.25, $8.3125, and $5.5625 per share issued under the Director Plan. Mr. Wallace was elected to fill a vacancy on the Board of Directors on February 24, 1997.
(13) Includes 401,667 and 111,000 shares purchasable upon exercise of options issued under the Key Personnel Plan and the Director Plan, respectively.

                               EXECUTIVE OFFICERS

         The following table sets forth, as of December 31, 1998, the Company's executive officers:

Name of Officer            Age       Officer Since      Position with the Company
---------------            ---       -------------      -------------------------

Dr. Charles W. Birkett      62         Inception        Chairman of the Board of Directors, Chief
                                                        Executive Officer, President, and Chief
                                                        Operating Officer of the Company.

Paul Richardson             50         Inception        Executive Vice President and a member of
                                                        the Board of Directors of the Company;
                                                        President and Chief Executive Officer of
                                                        the Company's Canadian operating
                                                        subsidiary.

Mary Margaret Hamlett       48         Inception        Executive Vice President, Chief Financial
                                                        Officer, Secretary, and a member of the
                                                        Board of Directors of the Company.



EXECUTIVE COMPENSATION

         The following table sets forth the compensation for the services in all capacities to the Company for the three fiscal years ended December 31, 1998, of the individual who served as the Company's chief executive officer during the 1998 fiscal year and of the other individuals who served the Company as executive officers as of the end of the 1998 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                               Annual Compensation                             Long-Term Compensation
                                  ---------------------------------------------- ---------------------------------------------------
                                                                                           Awards                   Payouts
                                                                                 -----------------------    ------------------------
                                                                       Other                  Securities
                                                                      Annual     Restricted   Underlying                All Other
    Name and Principal                                                Compen-      Stock       (Options/      LTIP        Compen-
        Position                  Year(1)    Salary($)    Bonus($)  sation($)(1)   Awards       SARs(#)     Payouts($)  sation($)(1)
        --------                  -------    ---------    --------  ------------   ------       -------     ----------  ------------
Dr. Charles W. Birkett(3)          1998       325,000          --       --           --         51,000         --       22,308
  Chairman of the Board            1997       275,625          --       --           --          1,000         --       19,697
  of Directors, Chief              1996       262,500      82,687       --           --         51,000         --       16,290
  Executive Officer,
  President, and Chief
  Operating Officer

Paul Richardson(3)                 1998        94,256      10,436       --           --         26,000         --        4,933
   Executive Vice President,       1997       105,847      11,012       --           --          1,000         --        5,236
   Director, and Chief             1996       183,750      51,450       --           --         31,000         --        5,351
   Executive Officer of the
   Company's Canadian
   operating subsidiary

Mary Margaret Hamlett              1998       180,000          --       --           --         26,000         --       11,225
  Executive Vice President,        1997       165,375          --       --           --          1,000         --       10,312
  Chief Financial Officer          1996       157,500      44,100       --           --         21,000         --        9,790
  Secretary, and Director

----------

(1) Perquisites for each executive officer are in amounts that do not require disclosure.
(2) Includes matching contributions made by the Company under its Supplemental Executive Retirement Plan (6% of salary), 19,500 and $10,773 for Dr. Birkett and Ms. Hamlett, respectively, and in the case of Paul Richardson, a Canadian citizen, a contribution of $4,545 made to Mr. Richardson's Registered Retirement Savings Plan. The remaining amount for each individual represents payments for life insurance premiums.
(3) Effective March 1, 1997, Mr. Richardson resigned as President and Chief Operating Officer of the Company and was replaced in those capacities by Dr. Birkett.

EMPLOYMENT AGREEMENTS

         On May 14, 1994, the Company entered into employment agreements with each of Dr. Birkett, Mr. Richardson, and Ms. Hamlett (individually, an "Employment Agreement" and collectively, the "Employment Agreements"). Dr. Birkett serves as Chief Executive Officer and, since March 1, 1997, as President and Chief Operating Officer of the Company; Mr. Richardson, through February 28, 1997, served as President and Chief Operating Officer of the Company and, since March 1, 1997, as Executive Vice President of the Company and as President and Chief Executive Officer of the Company's Canadian operating subsidiary; and, Ms. Hamlett serves as Executive Vice President, Chief Financial Officer, and Secretary of the Company. The Employment Agreements for Dr. Birkett, Mr. Richardson, and Ms. Hamlett provide for a base annual salary of $250,000, $175,000 and $150,000, respectively, which salaries are subject to change by the Company's Compensation Committee. The base annual salaries of Dr. Birkett and Ms. Hamlett were increased to $325,000 and $180,000, respectively, effective January 1, 1998. Mr. Richardson's Employment Agreement was amended, and his base annual salary was reduced concurrent with the effective date of his new responsibilities, March 1, 1997. Effective March 1, 1999, Mr. Richardson's base annual salary was increased to $154,000 Canadian ($100,634 U.S. at the December 31, 1998 exchange rate). The initial term of the Employment Agreement for Dr. Birkett expired on the third anniversary of the date of execution thereof. The initial term of the Employment Agreements for each of Ms. Hamlett and Mr. Richardson expired on the second anniversary of the date of execution thereof. The Employment Agreements renew automatically for one-year periods unless 30 days notice is given by either the Company or the employee.

         In addition, the Employment Agreements may be terminated by the Company without cause at any time and by the employee as a result of "constructive discharge" (e.g., a reduction in compensation or a material change in responsibilities) or a "change in control" (e.g., certain tender offers, mergers, sales of substantially all of the assets or sales of a majority of the voting securities). In the event of a termination by the Company without cause, at the election of the employee upon a constructive discharge or change in control, or upon the Company giving notice of its intent not to renew his Employment Agreement, Dr. Birkett shall be entitled to receive a lump sum severance payment in an amount equal to 30 months of his monthly base salary. In the event of a termination by the Company without cause, at the election of the employee upon a constructive discharge or change in control or upon the Company giving notice of its intent not to renew their respective Employment Agreements, Mr. Richardson and Ms. Hamlett shall be entitled to receive a lump sum severance payment in an amount equal to 24 months of his or her monthly base salary. Furthermore, upon such termination, each employee may elect to require the Company to repurchase options granted to him or her under the Key Personnel Plan for a purchase price equal to the difference between the fair market value of the Common Stock at the date of termination and the stated option exercise price, provided that such fair market value is above the stated option price. In the event that an Employment Agreement is terminated earlier by the Company for cause (as defined therein), or by the employee other than upon a constructive discharge or a change in control, the employee shall not be entitled to any compensation following the date of such termination other than the pro rata amount of his or her then current base salary through such date. Upon termination of employment, other than in the case of termination by the Company without cause or at the election of the employee upon a constructive discharge or upon a change in control, the terminated employee is prohibited from competing with the Company for 12 months.

OPTION GRANTS

         The table below provides information on grants of stock options pursuant to the Key Personnel Plan and the Director Plan during the fiscal year ended December 31, 1998, to the named executive officers reflected in the Summary Compensation Table. The Company grants no stock appreciation rights.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                              ---------------------------------------------------------------      POTENTIAL REALIZABLE VALUE
                                NUMBER OF      PERCENT OF TOTAL                                    AT ASSUMED ANNUAL RATES OF
                               SECURITIES        OPTIONS/SARS                                       STOCK PRICE APPRECIATION
                               UNDERLYING         GRANTED TO        EXERCISE OR                         FOR OPTION TERM(1)
                              OPTIONS/SARS        EMPLOYEES         BASE PRICE    EXPIRATION         -----------------------
       NAME                    GRANTED(#)       IN FISCAL YEAR        ($/SH)          DATE            5%($)          10%($)
       ----                    ----------       --------------        ------          ----            -----          ------

Dr. Charles W. Birkett         50,000               25.19%           10.0625        04/01/08         316,413         801,852
                                1,000(2)             0.50%            5.5625        12/31/08           3,498           8,865

Paul Richardson                25,000               12.59%           10.0625        04/01/08         158,206         400,926
                                1,000(2)             0.50%            5.5625        12/31/08           3,498           8,865

Mary Margaret Hamlett          25,000               12.59%           10.0625        04/01/08         158,206         400,926
                                1,000(2)             0.50%            5.5625        12/31/08           3,498           8,865

----------

(1) The dollar amounts under these columns result from calculations assuming the indicated growth rates in accordance with Securities and Exchange Commission regulations and are not intended to forecast the actual appreciation of the Common Stock.
(2)  Granted pursuant to automatic grants to directors under the Director Plan.

OPTION EXERCISES AND VALUES

         The table below provides information as to exercises of options under the Key Personnel Plan and the Director Plan by the named executive officers reflected in the Summary Compensation Table and the year-end value of unexercised options held by such officers. The Company has granted no stock appreciation rights.

            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUES

                                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS/
                                    SHARES                              OPTIONS/SARS AT            SARS AT 1998 FISCAL
                                   ACQUIRED           VALUE         1998 FISCAL YEAR-END(#)          YEAR- END($)(1)
                                 ON EXERCISE        REALIZED       ------------------------     -------------------------
        NAME                         (#)               ($)         EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
        ----                         ---               ---         -------------------------    -------------------------

Dr. Charles W. Birkett               -0-               -0-               170,667 / 34,333               -0- / -0-

Paul Richardson                      -0-               -0-               142,333 / 17,667               -0- / -0-

Mary Margaret Hamlett                -0-               -0-               112,333 / 17,667               -0- / -0-

----------

(1) Options are classified as "in-the-money" if the market value of the underlying Common Stock exceeds the exercise price of the option. The value of such in-the-money options is the difference between the option exercise price and $5.5625, the per-share market value of the underlying Common Stock as of December 31, 1998. Such amounts may not necessarily be realized. Actual values that may be realized, if any, upon the exercise of options will be based on the per-share market price of the Common Stock at the time of exercise and are thus dependent upon future performance of the Common Stock.

COMPENSATION COMMITTEE REPORT

         Decisions on compensation of the Company's senior executives, except for decisions related to awards under the Company's Director Plan, are made by the Compensation Committee of the Company's Board of Directors. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to assure the Board that the executive compensation programs are reasonable and appropriate, meet their stated purpose and effectively serve the needs of the Company's stockholders and the Company. Pursuant to rules adopted by the Securities and Exchange Commission designed to enhance disclosure of corporate policies toward executive compensation, set forth below is a report submitted by directors Nelson and O'Neil in their capacity as the Compensation Committee.

Compensation Philosophy and Policies for Executive Officers

         The Company believes that the executive compensation program should align the interests of stockholders and executives. The Company's primary objective is to provide high quality patient care while maximizing stockholder value. The Compensation Committee seeks to forge a strong link between the Company's strategic business goals and its compensation goals.

         The Company's executive compensation program is consistent with the Company's overall philosophy for all management levels. The Company believes that the more employees are aligned with the Company's strategic objectives, as stated below, the greater the Company's success on both a short-term and long-term basis.

         The Company's executive compensation program has been designed to support the overall Company strategy and objective of creating stockholder value by:

         - Emphasizing pay for performance by having a significant portion of executive compensation "at risk."

         - Directly aligning the interest of executives with the long-term interest of stockholders by awarding stock options at current market prices, which have value to the executives only through stock appreciation over the long run.

         - Providing compensation opportunities that attract and retain talented and committed executives on a long-term basis.

         - Appropriately balancing the Company's short-term and long-term business, financial and strategic goals.

         The Company's strategic goals are:

         - Profitability: To maximize financial returns to its stockholders, in the context of providing high quality service.

         - Quality: To achieve leadership in the provision of relevant and high quality health services.

         - Growth: To expand the operations of the Company in such a manner as not to imperil the achievement of other objectives.

         - Stability: To be seen as a desirable employer and a responsible corporate citizen.

         Currently, the Company's executive compensation program is composed of three components: base salary, annual cash incentive (i.e., bonus) and long-term incentive opportunity through nonqualified stock options. When the Company or the individual business units meet or exceed their respective annual operating goals, the annual executive pay targets (i.e., base salary plus incentive) are intended to be market competitive with similar U.S. public health care companies having similar revenues.

Base Salary

         The base salaries of the Company's executives are listed in the Summary Compensation Table in this Proxy Statement and are evaluated annually. In evaluating appropriate pay levels and salary increases for Company executives, the Compensation Committee considers achievement of the Company's strategic goals, level of responsibility, individual performance, internal equity and external pay practices. Regarding external pay practices, the Compensation Committee seeks to confirm base salaries for all executive officers at the market rate, as determined from information gathered by the Company from an independent compensation consulting firm and other outside sources.

Annual Incentives

         Annual incentive (bonus) awards are designed to focus management attention on key operational goals for the current fiscal year. The key operational goals are specific to each executive's area of responsibility. Specific weighting is assigned for identified financial, strategic and management practices goals. At least 80% of the available bonus percentage for each executive is tied to Company profitability, generally defined by achievement of the annual budget as approved by the Board of Directors.

         Company executives may earn a bonus of up to 35% of their annual base salaries based upon achievement of their specific operational goals and achievement by the Company or business unit of its financial targets. At the end of the year, performance against these goals is determined on an arithmetic scale with the pre-established weighting.

         In February 1997, the Compensation Committee awarded 1996 bonuses of $82,687, $51,450 and $44,100 to Dr. Birkett, Mr. Richardson and Ms. Hamlett, respectively. These awards represented 31.5%, 28.0% and 28.0% of the respective 1996 base annual salary of each executive. No bonuses were awarded to either Dr. Birkett or Ms. Hamlett with respect to 1997 and 1998. Mr. Richardson was awarded bonuses with respect to his role as Chief Executive Officer of the Company's Canadian operating subsidiary of $11,012 and $10,436 for 1997 and 1998, respectively.

Long-Term Incentives

         The Company's long-term incentive compensation program consists of nonqualified stock options which are related to improvement in long-term stockholder value. Stock option grants provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. These grants also focus operating decisions on long-term results that benefit the Company and long-term stockholders.

         The option grants to executive officers offer the right to purchase shares of Common Stock at their fair market value on the date of the grant. These options will have value only if the Company's stock price increases. The number of shares covered by each grant is intended to reflect the executive's level of responsibility and past and anticipated contributions to the Company.

         In 1998, the Compensation Committee awarded grants under the Key Personnel Plan to Dr. Birkett, Mr. Richardson, and Ms. Hamlett of 50,000, 25,000, and 25,000, respectively.

Chief Executive Officer Compensation

         Securities and Exchange Commission regulations require corporate compensation committees to disclose the bases for the compensation of a corporation's chief executive officer relative to such corporation's performance.

         Dr. Birkett, the Company's Chief Executive Officer, is eligible to participate in the same executive compensation plans that are available to the other senior executive officers, which plans are described above. The Compensation Committee's general approach in setting Dr. Birkett's annual compensation is derived from the same considerations described above: to be competitive with the compensation plans of other U.S. public health care corporations of similar size while having a large percentage of his annual incentive compensation based upon specific, corporate-wide operating performance criteria.

Tax Regulation as to Limited Deductibility of Compensation

         Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for executive compensation in excess of $1.0 million. It is not anticipated that the Company will pay any of its executive officers compensation in excess of $1.0 million in 1999 and, accordingly, to date the Company has not adopted a policy in this regard.

         THE FOREGOING REPORT IS SUBMITTED BY ALL OF THE MEMBERS OF THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS, WHOSE MEMBERS ARE AS
FOLLOWS: EDWARD G. NELSON AND WILLIAM C. O'NEIL, JR.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based solely on the Company's review of the copies of Forms 3, 4 and 5 furnished to it and any amendments thereto, or written representations from certain reporting persons that no Form 5's were required for such persons, the Company believes that, during the 1998 fiscal year, its executive officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATIONS

         The Company's Compensation Committee consists of directors Nelson and O'Neil. Former director Morris A. Perlis, an affiliate of Counsel Corporation (together with various of its subsidiaries, "Counsel"), served on the Compensation Committee through May 1995. Former directors Silber and Sonshine are officers and directors of Counsel and certain of its subsidiaries. Mr. Silber and Mr. Sonshine resigned as Directors of the Company on November 26, 1996, at which time the size of the Board of Directors was reduced from eight to six members.

COUNSEL CORPORATION RELATIONSHIP

         Advocat was organized in 1994 with the transfer of the long-term care business of Counsel and Diversicare Inc. ("Diversicare") to the Company. In an initial public offering on May 10, 1994 (the "Offering"), 100% of the Company's Common Stock was sold to the public. Following the Offering, neither Counsel nor Diversicare retained any ownership interest in the Company. Various agreements among the parties (the "Transfer Agreements") governed the Offering and the transfer of certain assets of Counsel and Diversicare to the Company. The Transfer Agreements and certain subsequent agreements and amendments continue to govern various other matters between the Company and Counsel.

         Pursuant to the Transfer Agreements, the Company received the outstanding capital stock of a Counsel subsidiary that held the general partnership interest in a nursing home partnership managed by Advocat and leasehold interests in all of the nursing homes and retirement centers then owned or leased by Counsel. Eleven facilities owned by Counsel are now leased by the Company under three separate leases as follows:

                                                                                 APPROXIMATE
           NUMBER OF                                 INITIAL                     BASE RENTAL
           FACILITIES        LOCATION              LEASE TERM                      PAYMENT
           ----------        --------              ----------                      -------
               3             Florida            through August 2002             $951,000/year*

               3             Texas              through May 2004                $205,000/year

               5             Canada             through May 1999                $906,000/year

----------
 *  Subject to yearly increases not to exceed 5% of the prior year's rent.

         Pursuant to the Transfer Agreements, Advocat received a management agreement covering seven Canadian facilities affiliated with Counsel. The management agreement is for a term of 10 years through April 2004, with base management fees equal to approximately $653,000 per year (at the December 31, 1998 exchange rate) and an additional incentive management fee equal to 11.8% of net operating income as defined. Management fees generated under this contract in 1998 were approximately $1.2 million.

         Pursuant to the Transfer Agreements, the Company received the leases and all leasehold rights and obligations thereunder previously held by Counsel with respect to 19 nursing homes and two assisted living facilities leased from Omega Healthcare Investors, Inc. ("Omega") under a master lease. In connection therewith, Advocat provided a replacement security deposit letter of credit in the amount of $3.8 million in favor of Omega, assumed all future obligations with respect to the master lease, and agreed to indemnify Counsel and its affiliates with respect to any obligations related to the master lease. The Company also leases from Counsel three Florida facilities encumbered by a participating mortgage in favor of Omega.

         The Company owns all of the outstanding stock of Diversicare General Partner, Inc. ("DGPI"), the corporate General partner of Texas Diversicare Limited Partnership, a Texas limited partnership ("TDLP"), which owns six nursing homes. At the time of the Offering, Counsel and various affiliates owned approximately 31% of the limited partnership interests of TDLP. The Company also received a mortgage on the TDLP properties of approximately $7.3 million, which mortgage calls for monthly principal and interest payments of $73,500. The mortgage balance at December 31, 1998 was $6,860,000.

         The Company has provided a cash flow guarantee to TDLP in a Partnership Services Agreement dated November 2, 1990 (the "TDLP Services Agreement"), obligating the Company to provide monthly, interest-free loans to TDLP (the "Cash Flow Loans") to the extent that 99% of Distributable Cash (as defined in the TDLP Services Agreement) is less than the Guaranteed Monthly Return (as defined in the TDLP Services Agreement). Any Cash Flow Loans made to TDLP will be repaid to the extent that 99% of Distributable Cash exceeds the Guaranteed Monthly Return. The obligation of the Company to TDLP under the cash flow guarantee terminates on August 31, 2001 and any remaining amounts outstanding under the Cash Flow Loans will be forgiven on that date. As of December 31, 1998, the outstanding amount of Cash Flow Loans was $4,285,000. In addition, approximately $622,000 of management fees due the Company were unpaid at December 31, 1998. Reflecting payment of these management fees would result in a corresponding increase in the Cash Flow Loans. Over the life of TDLP through December 31, 1998, the Company and its predecessors have earned additional management fees in the amount of approximately $3.1 million and have recognized principal amounts under the mortgage in the amount of $640,000. These amounts have been recorded as paid, and there have been corresponding increases to the recorded advances to TDLP as a result. The Company considers such amounts reversible to the extent they have been funded with advances to TDLP.

         Under TDLP's Amended and Restated Partnership Agreement dated August 30, 1991 (the "TDLP Partnership Agreement"), the limited partners of TDLP have the right to cause DGPI to repurchase up to 10% of their partnership units annually for five years (up to a maximum of 50% of the total partnership units outstanding) beginning in January 1997 (the "Put Option"). The 10% maximum per year is not cumulative. The purchase price for the partnership units is based on the "Adjusted Net Unit Price" (as defined in the TDLP Partnership Agreement) plus DGPI's assumption of a pro rata portion of the Cash Flow Loans and the mortgage receivable. Units purchased by DGPI under the Put Option do not have voting rights with respect to any matters coming before TDLP's limited partners. Pursuant to its repurchase obligation under the Put Option, the Company purchased 2.6% in January 1999 and 10% of the TDLP's partnership units in both January 1998 and January 1997 for approximately $160,000, $625,000, and $650,000 in cash, respectively, plus assumption of pro rata portions of the Cash Flow Loans of $110,000, $320,000, and $270,000, respectively, and the mortgage receivable of approximately $180,000, $700,000, and $710,000, respectively. It is likely that the Company will be required to repurchase additional partnership units in both January 2000 and 2001 (and assume additional amounts under the Cash Flow Loans and mortgage receivable) and to made additional Cash Flow Loans.

         Diversicare Canada Management Services Co., Inc., an indirect wholly-owned subsidiary of the Company ("DCMS"), manages two facilities owned by Diversicare VI, an affiliate of Diversicare, pursuant to a Management and Guaranteed Return Loan Agreement dated as of November 30, 1985, as amended (the "Guaranteed Return Loan Agreement"), which expires on December 31, 2005. In connection with the Guaranteed Return Loan Agreement, DCMS loaned Diversicare VI approximately $800,000 to repay indebtedness to Counsel and, additionally, $750,000 to make expansions and improvements upon the two managed facilities. These loans are secured by second, third and fourth mortgage security interests in the assets of Diversicare VI. Each loan bears interest at 8% and is being repaid over the life of the Guaranteed Return Loan Agreement. The balance due from Diversicare VI with respect to these loans totaled approximately $1.1 million at December 31, 1998.

         In addition, DCMS has guaranteed certain cash flow deficiencies and quarterly return obligations of Diversicare VI through a guarantee period, which expires on December 31, 2005 (the "Guaranteed Period"). Pursuant to its guarantees, DCMS is obligated to make interest-free loans to Diversicare VI (the "Cash Flow Deficiency Loans" and the "Guaranteed Return Loans") recoverable during the Guaranteed Period. Any amounts outstanding under the Cash Flow Deficiency Loans and the Guaranteed Return Loans remaining unpaid at the end of the Guaranteed Period will be forgiven by DCMS. Through December 31, 1998, there was no outstanding balance under either the Cash Flow Deficiency Loans or the Guaranteed Return Loans. DCMS holds a security interest in certain distributable cash in Diversicare VI to secure repayment of the Cash Flow Deficiency Loans and Guaranteed Return Loans during the Guarantee Period.

         Under the Guaranteed Return Loan Agreement, DCMS is entitled to receive a management incentive fee through the Guarantee Period based on Diversicare VI's distributable cash and proceeds of sales or refinancings, net of various expenses and distributions. Pursuant to an Agreement with DCMS dated February 6, 1995, Counsel is entitled to receive 50% of DCMS's incentive management fees payable under the Guaranteed Return Loan Agreement after payment to DCMS of $107,000 Canadian (approximately $70,000 U.S.) per year. The Guaranteed Return Loan Agreement generated revenues to DCMS for the year ended December 31, 1998 of approximately $501,000, including management incentive fees. During the Guarantee Period, DCMS may not distribute to its shareholder (Diversicare Leasing Corp., a wholly-owned subsidiary of Advocat) more than 25% of DCMS's pre-tax profits.

         Pursuant to the Transfer Agreements, the Company has been granted the right to offset against payments owed from the Company to Counsel and Counsel has been granted the right to offset against payments owned from Counsel to the Company, up to $1.0 million Canadian (approximately $653,000 U.S.) per year to the extent that either party does not receive the payment of the obligations owned by either party to the other. The terms of the offset agreement provide that the party exercising offset rights will not be in default with respect to its obligations to the other party to the extent such obligations are not paid pursuant to the provisions of the offset. The obligations of the Company to Counsel under the leases and management contracts between the Company and Counsel provide that a default under one agreement constitutes a default under each of the leases and management contracts.

         In February 1996, Counsel made certain claims with respect to the leases and management contracts to which it and the Company are a party. The Company's Board of Directors created a special committee of Directors not affiliated with management of the Company or Counsel to review such claims. During the year, the special committee reviewed various documentation and met with representatives from both the Company and Counsel. As a result of the work of the special committee, Counsel voluntarily withdrew one of the two claims made against the Company. In November 1996, Mr. Silber and Mr. Sonshine resigned from the Board of Directors of the Company, and subsequently, the special committee concluded its review of these matters. In February 1997, the remaining claim by Counsel was submitted to the American Arbitration Association under the alternative resolution dispute provisions of the original management contract, which claim was settled in the Company's favor during 1998.

                              CERTAIN TRANSACTIONS

         In connection with an acquisition, effective October 1, 1997, the Company entered into leases with or obtained subleases from the former principal owners of Pierce Management Group with respect to 14 assisted living facilities, an office building, and a manager's home. These leases provide for annual payments of approximately $4.0 million. Effective with the acquisition, Guy Pierce and A. Steve Pierce entered into a two-year employment agreement and a three-year consulting agreement, respectively, with the Company.

         For a discussion of the relationships between the Company and its other affiliates, directors, officers, and principal stockholders, please see "Stock Ownership of Directors, Executive Officers and Principal Holders," "Executive Officers," "Proposal 1: Election of Directors," "Compensation Committee Interlocks and Insider Participation" and "Counsel Corporation Relationship."

                            STOCK PERFORMANCE GRAPH

        The graph below compares the cumulative total return of the Company with that of the S&P Smallcap 600 Index, a peer group index. Cumulative return assumes $100 invested in the Company or respective index on May 10, 1994 with dividend reinvestment through December 31, 1998. The peer group includes Beverly Enterprises, Inc.; HCR Manor Care, Inc.; Integrated Health Services, Inc.; Mariner Post-Acute Network, Inc.; National Healthcare Corp.; and Sun Healthcare Group, Inc.

        Normally, the graph would cover five years; however, information is presented only since the Company's initial public offering date, May 10, 1994. To date, the Company has not tied executive compensation to stock performance. The future impact of stock performance on executive compensation, if any, will be determined by the Compensation Committee and management.

                                 INDEX VALUES*

                       05/10/94  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
                       --------  --------  --------  --------  --------  --------

ADVOCAT INC              100       138       117        76        89        58
S & P SMALLCAP 600       100        99       129       156       196       201
PEER GROUP               100       119        98       106       145        78

* $100 INVESTED ON 05/10/94 IN STOCK OR ON 04/30/94 IN INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31. INDEX VALUES PRODUCED BY RESEARCH DATA GROUP.

                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

         All directors generally hold office for three-year terms and then until their successors have been duly elected and qualified. The Board of Directors of the Company is divided into three classes. The term of the Class 3 directors will expire at the 2000 Annual Meeting of Stockholders; the term of the Class 1 directors will expire at the 2001 Annual Meeting of Stockholders; and the term of the Class 2 directors will expire at this Annual Meeting of Stockholders (and in all cases when their respective successors are duly elected and qualified). At each annual meeting, successors to the class of directors whose term expires at such meeting will be elected to serve for a three-year term and until their successors are duly elected and qualified.

         Directors who are not officers, employees or consultants of the Company (currently directors Nelson, O'Neil and Wallace) receive a director's fee of $10,000 annually, $1,000 per board meeting attended and $500 per committee meeting attended (except when held on the same day as board meetings). Directors who are officers or employees of the Company or its affiliates have not been compensated separately for services as a director.

         The Board of Directors proposes that the two nominees indicated below be elected as a Class 2 directors to serve for a three-year term and until their successors are duly elected and qualified. Ms. Hamlett and Mr. Wallace are currently Class 2 directors. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may recommend.

                   NOMINEES FOR ELECTION OF CLASS 2 DIRECTORS

                                               Director                        Principal Occupation
       Name of Nominee               Age        Since                             Last Five Years
       ---------------               ---        -----                             ---------------
Mary Margaret Hamlett                48       Inception           Executive Vice President, Chief Financial Officer,
                                                                  and Secretary and a member of the Board of
                                                                  Directors of the Company; Vice President, Chief
                                                                  Financial Officer and Accounting Officer, and
                                                                  Secretary of Diversicare from September 1991 to
                                                                  May 1994; Vice President and Secretary of
                                                                  Diversicare Management Services Co. ("DMS")
                                                                  from May 1994 to present; Vice President and
                                                                  Secretary of Diversicare Leasing Corp. ("DLC")
                                                                  from May 1994 to present; and Vice President and
                                                                  Assistant Secretary of Diversicare Corporation of
                                                                  America from June 1988 to May 1994.

J. Bransford Wallace                 67       February 1997       Member of the Board of Directors of the Company;
                                                                  Chairman Emeritus of Willis Corroon Corporation,
                                                                  an international provider of insurance services, from
                                                                  April 1994 to present; Chairman of Global Retail
                                                                  operations and Director of Willis Corroon Group,
                                                                  PLC from October 1990 to January 1994; Director
                                                                  of NationsBank of Tennessee; founding Chairman of
                                                                  the Quality Insurance Congress, an organization
                                                                  emphasizing quality in the insurance industry; and,
                                                                  Member of the Board of ESC Strategic Funds, an
                                                                  investment strategy organization.

                              CONTINUING DIRECTORS

                                               Director                        Principal Occupation
       Name of Nominee               Age        Since                             Last Five Years
       ---------------               ---        -----                             ---------------
CLASS 1 DIRECTOR:

William C. O'Neil, Jr.               64         Inception         Member of the Board of Directors of the Company;
                                                                  Chairman of ClinTrials Research Inc., a contract
                                                                  research organization ("ClinTrials") from September
                                                                  1989 to present; President and Chief Executive
                                                                  Officer of ClinTrials from September 1989 to
                                                                  February 1, 1998; Director of ATRIX Laboratories,
                                                                  Inc., a drug delivery company; Director of American
                                                                  HealthCorp, a specialty health care service
                                                                  company; Director of Sigma Aldrich Corp., a
                                                                  manufacturer of research chemicals; and Director of
                                                                  Central Parking Systems, Inc., an operator of
                                                                  parking facilities ("Central Parking").

                              CONTINUING DIRECTORS
                                   (continued)

                                               Director                        Principal Occupation
       Name of Nominee               Age        Since                             Last Five Years
       ---------------               ---        -----                             ---------------
CLASS 3 DIRECTORS:

Charles W. Birkett, M.D.             62       Inception           Chief Executive Officer, President, Chief Operating
                                                                  Officer and Chairman of the Board of Directors of
                                                                  the Company; President, Chief Executive Officer
                                                                  and a director of Diversicare from September 1991
                                                                  to May 1994; Director of Counsel Corporation from
                                                                  1983 to May 1994; Chairman of the Board of
                                                                  Directors and Chief Executive Officer of DMS from
                                                                  September 1991 to present; Chairman of the Board
                                                                  of Directors and Chief Executive Officer of DLC
                                                                  from May 1994 to present; and President of
                                                                  Diversicare Incorporated ("DINC") from February
                                                                  1980 to May 1994.

Edward G. Nelson                     67       Inception           Member of the Board of Directors of the Company;
                                                                  Chief Executive Officer and President of Nelson
                                                                  Capital Corp., a merchant banking firm, from
                                                                  January 1985 to present; Director of Central
                                                                  Parking; Director of Berlitz International, Inc., a
                                                                  language services company; Director of ClinTrials;
                                                                  Director of Osborn Communications Company, an
                                                                  owner and operator of radio and television stations;
                                                                  Trustee of Vanderbilt University.

Paul Richardson                      50       Inception           Executive Vice President and a Member of the
                                                                  Board of Directors of the Company; President and
                                                                  Chief Executive Officer of the Company's Canadian
                                                                  operating subsidiary; President and Chief Operating
                                                                  Officer of the Company from May 1994 through
                                                                  February 1997; Executive Vice President of
                                                                  Diversicare from September 1991 to May 1994;
                                                                  President of DMS from November 1991 through
                                                                  February 1997; President of DLC from May 1994
                                                                  through February 1997; Executive Vice President of
                                                                  DINC from March 1991 to May 1994.

         The Board of Directors currently has standing Audit, Executive, and Compensation Committees. The Board of Directors does not have a nominating committee.

         The Executive Committee presently is composed of three directors:
Birkett, Richardson, and Nelson. The Delaware General Corporation Law and the Company's Bylaws provide that the Board may designate such a committee from their number to carry out the functions of the Board as permitted by law. Between meetings of the Board, the Executive Committee may exercise all powers of the Board. During 1998, the Executive Committee held no meetings and unanimously adopted one written consent action.

         The Audit Committee presently is composed of two directors: Wallace and O'Neil. Responsibilities of this committee include engagement of independent auditors, review of audit fees, supervision of matters relating to audit functions, and review and setting of internal policies and procedures regarding audits, accounts and financial controls. During 1998, the Audit committee held four meetings.

         The Compensation Committee presently is composed of two directors:
Nelson and O'Neil. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, administration of the Supplemental Executive Retirement Plan, review of compensation plans relating to executive officers and directors, including benefits under the Company's compensation plans, and general review of the Company's employee compensation policies. During 1998, the Compensation Committee held one meeting and unanimously adopted one written consent action.

         During the Company's fiscal year ended December 31, 1998, its Board of Directors held four regular meetings and four special meetings and unanimously adopted one written consent action. Each director named above, during the period in which he or she served in 1998, attended meetings or executed written consent actions with respect to at least 75% of the meetings and consent actions of the Board of Directors and of the committees on which he or she served.

         A plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting of Stockholders and entitled to be voted is required to elect the nominee. THE BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of Arthur Andersen LLP was appointed by the Board of Directors to serve as the Company's Independent Public Accountants for the fiscal year ended December 31, 1998. It is expected that Arthur Andersen LLP will be appointed to serve as the Company's auditor for the current fiscal year. A representative of that firm will be present at the meeting with the opportunity to make a statement if he so desires and to respond to questions.

                 DEADLINE FOR SUBMITTING STOCKHOLDERS PROPOSALS

         Any proposal by a stockholder for consideration at the 2000 Annual Meeting of Stockholders must be received by the Company's principal offices at 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067 no later than November 29, 1999, if any such proposal is to be eligible for inclusion in the Company's proxy materials for its 2000 annual meeting.

                              AVAILABILITY OF 10-K

         Upon the written request of any record holder or beneficial owner of the Common Stock entitled to vote at the annual meeting, the Company will provide without charge, a copy of its Annual Report on Form 10-K for the year ending December 31, 1998, including financial statements and financial statement schedules, as filed with the Securities and Exchange Commission ("SEC"). The request should be mailed to: Secretary, Advocat Inc., 277 Mallory Station Road, Suite 130, Franklin, Tennessee 37067. A request via facsimile may be submitted to (615) 771-7409.

         Additionally, a copy is retrievable free of charge through the EDGAR system maintained by the SEC. The Company's SEC filings, including the Annual Report on Form 10-K, can be accessed through the Company's website: http://www.irinfo.com/avc.

                                  OTHER MATTERS

         The management of the Company is not aware of any other matters to be brought before the Annual Meeting of Stockholders. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

         EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE MAY, IF HE WISHES, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON. IN ADDITION, A STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE SUCH PROXY IS VOTED.

                                                                      Appendix A

PROXY                             ADVOCAT INC.                             PROXY

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 14, 1999
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Dr. Charles W. Birkett and Ms. Mary Margaret Hamlett, or either of them, as proxies, with power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Advocat Inc., to be held on May 14, 1999, at 9:00 a.m. Central Daylight Time, at 1800 First American Center, 315 Deaderick Street, Nashville, Tennessee, and at any adjournments or postponements thereof, in accordance with the following instructions:

(1) Election of Class 2 Directors:

    Mary Margaret Hamlett                                 J. Bransford Wallace
    [ ] FOR the nominee listed above                      [ ] FOR the nominee listed above
    [ ] WITHHOLD AUTHORITY to vote for the above          [ ] WITHHOLD AUTHORITY to vote for the above
        listed nominee                                        listed nominee

(2) In their discretion, or such other matters as may properly come before the meeting.

     [ ] FOR DISCRETION         [ ] AGAINST DISCRETION         [ ] ABSTAIN

                          (Continued on reverse side)

    THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES IN THE ELECTION OF DIRECTORS AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
                PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

                                                Dated:                    , 1999
                                                  -------------------------

                                                --------------------------------

                                                Dated:                    , 1999
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                                                Signature(s) of shareholder(s)
                                                should correspond exactly with
                                                the name(s) printed hereon.
                                                Joint owners should each sign
                                                personally. Executors,
                                                administrators, trustees, etc.,
                                                should give full title and
                                                authority.